FOSTER WHEELER LTD
Offer to Exchange up to 6,149,705.76 Common Shares
for
Any and All Outstanding 9.00% Preferred Securities, Series I
Issued by FW Preferred Capital Trust I (Liquidation Amount $25 per Trust Security)
and Guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC, including accrued dividends

Pursuant to the Offer to Exchange Dated June 30, 2005

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2005, WHICH WE REFER TO AS THE EXPIRATION DATE, UNLESS EXTENDED BY US. YOU MAY REVOKE YOUR TENDER AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

.June 30, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies, Other Nominees and Depositary Trust Company Participants:

     Foster Wheeler Ltd. (the “Company”) is offering to exchange its Common Shares (the “Common Shares”), subject, to the procedures and limitations described in the Offer to Exchange dated June 30, 2005 and related Letter of Transmittal, (the “Letter of Transmittal”), for any and all outstanding shares of 9.00% Preferred Securities, Series I of FW Preferred Capital Trust I (Liquidation Amount $25 per Trust Security) (the “Trust Securities”).

     For your information and for forwarding to your clients for whom you hold Trust Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Exchange, dated June 30, 2005;

     2. The Letter of Transmittal for your use and for the information of your clients. Facsimile copies of the Letter of

Transmittal with manual signature(s) may be used to tender Trust Securities;

     3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (i) if certificates evidencing Trust Securities are not immediately available or (ii) if procedures for book-entry transfer cannot be completed prior to the expiration date or (iii) if time will not permit all required documents to reach The Bank of New York, London Branch prior to the Expiration Date;

     4. A letter which may be sent to your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

     5. Instruction to Registered Holder and/or a form of Book-Entry Transfer Participant from Owner.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON JULY 29, 2005, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the Offer to Exchange.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back of the Offer to Exchange.

Very truly yours, FOSTER WHEELER LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF FOSTER WHEELER LTD., FW PREFERRED CAPITAL TRUST I, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.